Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Delta Petroleum Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-142180, 333-141303, 333-131854, 333-131425, and 333-129071) on Form S-3; and (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, and 333-73324) on Form S-8 of Delta Petroleum Corporation of our reports dated February 28, 2008, with respect to the consolidated balance sheets of Delta Petroleum Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2007 and 2006, the six months ended December 31, 2005 and the year ended June 30, 2005 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Delta Petroleum Corporation.
Our report refers to the Company's adoption of FASB Interpretation No. 48, Accounting for the Uncertainty in Income Taxes -an Interpretation of FASB statement No. 109, effective January 1, 2007 and the adoption of Statement of Financial Accounting Standards No. 123(R), Share Based Payment, effective July 1, 2005.

/s/ KPMG LLP
Denver, Colorado
February 28, 2008